Ex. (m)(5)
Prudential Investments LLC
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

October 1, 2010

Board of Trustees
Prudential Investment Portfolios 8 – Prudential Stock Index Fund
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:  Management Fee Waiver: Prudential Stock Index Fund
________________________________________________

To the Board of Trustees:

Effective October 1, 2010, Prudential Investments LLC (“PI”), as the Investment Manager of Prudential Investment Portfolios 8 - Prudential Stock Index Fund has contractually agreed through January 31, 2012 to waive such portion of its contractual management fee with respect to the Fund so that the management fee rate will be 0.08%.

Prudential Investments LLC

By:	/s/ Scott Benjamin
Scott Benjamin
Executive Vice President